Independent Auditors' Consent

The Board of Directors
Northeast Pennsylvania Financial Corp.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-58395, 333-68219 and 333-61580) on Form S-8 of Northeast Pennsylvania Financial Corp. of our report dated October 25, 2002, relating to the consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002, annual report on Form 10-K of Northeast Pennsylvania Financial Corp. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and Statement of Financial Accounting Standards No. 147, Acquisition of Certain Financial Institutions: an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, during fiscal 2002. <BR>

Philadelphia, PA
December 26, 2002